                                                                    Exhibit 99.1

For Immediate Release:  November 1, 2001
Contact:      Paul Sunu, Chief Financial Officer at (919) 563-8222 or
              Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
November 1, 2001
Mebane, North Carolina

              MADISON RIVER COMMUNICATIONS ANNOUNCES THIRD QUARTER
                 AND NINE MONTH FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - November 1, 2001 - Madison River Communications, an established and growing integrated communications provider, today announced its financial and operating results for the third quarter and nine months ended September 30, 2001.

Highlights
----------

     . Year-to-date revenues increased to $137.5 million from $116.7 million in prior year, an 18% increase;
     . Adjusted EBITDA for the nine month period ended September 30, 2001 increased 14% over the comparable period in the prior year;
     . Local Telecommunications Division's (LTD) Adjusted EBITDA margin through the third quarter of 2001 exceeds 50%;
     . Integrated Communications Division's (ICD) Adjusted EBITDA loss improved by 20% sequentially from the second quarter of 2001.

2001 Third Quarter Results
--------------------------

Revenues for the third quarter ended September 30, 2001 were $46.8 million, an increase of $2.1 million, or 5%, from $44.7 million reported in the third quarter of 2000. Revenue growth in the ICD, the Company's CLEC and fiber transport operations, accounted for the increase. Revenues for the ICD in the third quarter of 2001 increased approximately $3.8 million from the third quarter of 2000, or 300%, and grew approximately 43%, or $1.5 million, sequentially from the second quarter of 2001.

Adjusted EBITDA for the Company (operating income before depreciation, amortization and non-cash long-term incentive plan expenses) was $15.3 million in the third quarter of 2001, a $1.7 million, or 12%, increase over the same quarter of 2000. For the third quarter of 2001, the LTD's Adjusted EBITDA increased $1.3 million and the ICD's Adjusted EBITDA loss decreased by $0.4 million compared to the prior year. On a sequential quarter basis, Adjusted EBITDA increased 3%, or $0.5 million, on an increase in revenues of 3%, or $1.3 million. An increase in the ICD's revenues of $1.5 million and a lower Adjusted EBITDA loss of $1.4 million accounted for the increases.

For the quarter ended September 30, 2001, the LTD reported revenues of $41.7 million, Adjusted EBITDA of $20.7 million and an Adjusted EBITDA margin of 49.6%. This represented a 7% increase in Adjusted EBITDA from the $19.4 million reported in the third quarter of 2000.

As of September 30, 2001, the LTD had approximately 200,600 voice access and DSL lines in service. On a sequential quarter basis, this represents an increase of approximately 1,240 lines in service, or 1%. Compared to the third quarter of 2000, voice access and DSL lines in service have increased approximately 4,000 lines. This represents an increase of approximately 8,270 lines offset by the sale of approximately 4,280 lines in the second quarter of 2001. Of the 200,600 total lines, approximately 135,100 are residential, 59,100 are business lines and 6,400 are DSL lines. In addition, the LTD had approximately 76,600 long distance accounts and 31,800 dial-up Internet subscribers at September 30, 2001. Penetration rates for vertical services such as voice mail, caller ID, call waiting and call forwarding continued to increase in the third quarter of 2001.

The LTD's revenue run-rate for high-speed special access services in the third quarter of 2001 increased 23% over the same period in 2000 and 10% sequentially. In addition, the penetration rate in installed DSL lines in LTD's service areas reached 4.75% of access lines. This continues to be among the highest penetration rates for telecommunications providers in the United States.

For the third quarter of 2001, the ICD reported revenues of $5.1 million, an increase of $3.8 million over the third quarter of 2000. The ICD's Adjusted EBITDA loss in the third quarter of 2001 was $5.4 million compared to $5.8 million in the same period of the prior year. On a sequential quarter basis, revenues increased $1.5 million, or 43%, and the Adjusted EBITDA loss improved $1.4 million, or 20%. As of September 30, 2001, the ICD had approximately 17,700 voice access lines and 3,600 DSL lines in service.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We have made significant strides in the ICD this quarter while maintaining the overall effectiveness of the LTD. We believe that getting the ICD to EBITDA positive is of primary importance for us and we can see our efforts paying off as our losses continue to decrease. We expect to show positive ICD EBITDA in the second quarter of 2002. The LTD had another 50% adjusted EBITDA quarter and performed better than we anticipated this quarter. We expect that due to the economy, there will be slower growth but our focus will be to continue our LTD operations in excess of 50% EBITDA margins."

Based on the operating strategy of getting to profitability while minimizing the cash burn, the Company will focus its growth in its established ICD markets of the Research Triangle and Piedmont area of North Carolina and New Orleans. The Company's presence in Peoria and Bloomington will be maintained; however, no new sales efforts are planned. In conjunction with this strategy, the Company has reduced its overall work force to match the lower level of growth. The Company maintains a sales staff of six quota carrying sales representatives and three major account representatives for transport and larger accounts. We expect that by end of the year, the transport business will have a run rate in excess of $3 million.

2001 Nine Month Results
-----------------------

In the first nine months of 2001, revenues were $137.5 million, an increase of $20.8 million, or 18%, over revenues of $116.7 million for the first nine months of 2000. Year-to-date revenues for 2001 include $126.3 million for the LTD and $11.2 million for the ICD. The increase in revenues from the comparable period in the prior year is attributed partially to a full nine months of revenues being reported for Coastal Communications. Coastal Communications was acquired at the end of the first quarter of 2000 and is only included in 2000 operating results for six months versus a full nine months of 2001. The remaining increase is due to the growth in voice access and DSL lines in each division. The LTD reported an increase in revenues of $11.7 million, or 10%, primarily from the results of operations of Coastal Communications. The ICD reported a revenue gain of $9.0 million, or 406%, for the first nine months of 2001 compared to the same period in the prior year.

For the nine months ended September 30, 2001, Adjusted EBITDA improved by $5.4 million, or 14%, to $44.0 million when compared to the first nine months of 2000. By division, this broke out as $63.7 million for the LTD and a loss of $19.7 million for the ICD. The $5.4 million increase in Adjusted EBITDA for the comparable nine month periods is the result of an increase in the LTD's Adjusted EBITDA of $12.9 million, or 25%, offset by a larger Adjusted EBITDA loss in the ICD of $7.5 million. Included in this increase is $4.8 million related to a full nine months of Coastal Communications operations being included in 2001.

On a pro forma basis, assuming that the Coastal Communications acquisition occurred as of January 1, 2000, revenues for the first nine months of 2001 increased $11.7 million, or 9%, and Adjusted EBITDA increased $1.9 million, or 4%. For the LTD, on a comparable pro forma basis, Adjusted EBITDA was up 17%, or $9.4 million, on an increase in revenues of $2.7 million, or 2%.

As of September 30, 2001, the Company had $13.8 million in cash on hand. In addition, the Company has $31.8 million in unused credit facilities with the RTFC. The Company will continue its discussions with potential equity investors as well as considering strategies to improve liquidity and funding, from debt refinancings of secured debt to from time to time repurchasing its outstanding senior notes.

Cash paid for capital additions in the first nine months of 2001 was approximately $47 million with expectations of approximately $60 million for the full year. It is anticipated that based on lower anticipated growth in LTD and the success based capital expenditures of ICD the total capital expenditures for the Company in 2002 will be approximately $20 million.

The Company will be conducting a conference call to discuss its third quarter and nine month financial and operating results on Friday, November 2 at 11:00 AM EST. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

Selected Financial Results and Operating Data

Selected historical financial and operating results for the third quarter and nine months ended September 30, 2001 and 2000 and pro forma financial results for the nine months ended September 30, 2000 were (dollars in millions):

                                          Third Quarter Ended                    Nine Months Ended
                                              As Reported                  As Reported        Pro Forma**
                                        -----------------------      ----------------------   -----------
                                        Sept. 30,     Sept. 30,      Sept. 30,    Sept. 30,    Sept. 30,
                                          2001          2000           2001         2000         2000
                                          ----          ----           ----         ----         ----
Net revenues                            $ 46.8          44.7        $ 137.5        116.7      $ 125.8
LTD                                       41.7          43.4          126.3        114.5        123.6
ICD                                        5.1           1.3           11.2          2.2          2.2

Operating expenses                        45.3          45.6          136.4        115.3        123.3
LTD                                       32.6          37.4           99.2         98.0        106.0
ICD                                       12.7           8.2           37.2         17.3         17.3

Adjusted EBITDA                           15.3          13.6           44.0         38.7         42.1
LTD                                       20.7          19.4           63.7         50.9         54.3
ICD                                       (5.4)         (5.8)         (19.7)       (12.2)       (12.2)

Adjusted EBITDA margin                    32.7%         30.5%          32.0%        33.1%        33.5%

Net income (loss)                       $(13.5)        (16.1)       $ (54.9)       (40.6)     $ (42.8)
LTD                                        0.7          (3.1)          (9.2)        (9.1)       (11.3)
ICD                                      (14.2)        (13.0)         (45.7)       (31.5)       (31.5)



Cash and cash equivalents               $ 13.8          53.1           (a)           (a)         n/a
Net telephone plant
   and equipment                         402.4         380.0           (a)           (a)         n/a
Total assets                             919.0         956.1           (a)           (a)         n/a
Long-term debt                           674.9         670.2           (a)           (a)         n/a
Member's interest                        213.6         189.6           (a)           (a)         n/a
Accumulated deficit                     (134.2)        (60.3)          (a)           (a)         n/a

                                                                        Nine Months Ended
                                                                        -----------------
                                                                   Sept. 30,          Sept. 30,
                                                                     2001               2000
                                                                   ---------          ---------
         Selected Operating Data:
              Total lines sold and in provisioning:                 226,842             206,748
                    LTD:
                      Voice                                         194,190  (a)        195,166
                      DSL lines                                       6,389               1,727
                    ICD:
                      Voice                                          22,218               8,597
                      DSL Lines                                       4,045               1,258

              Total lines in service                                221,896             203,017
                    LTD:
                      Voice                                         194,190  (a)        195,166
                      DSL lines                                       6,389               1,727
                    ICD:
                      Voice                                          17,740               5,085
                      DSL Lines                                       3,577               1,039

                  Fiber transport (in actual $ (b))              $  230,000                   -

              Route miles of fiber                                    2,750               2,351
              Host Voice Switches owned                                  10                  10
              ATM Switches                                               12                   6
              Network Operations Centers                                  1                   2
              Employees                                                 879                 972


              (a) LTD voice access lines reflect the impact of the 4,278 access lines disposed of in the second quarter of 2001.
              (b)  Dollar amounts represent monthly recurring revenues.


         States certified as a CLEC:
                 North Carolina                                   South Carolina
                 Florida  (subsidiary Gulf Long Distance, Inc.)   Alabama
                 Mississippi                                      Louisiana
                 Texas                                            Tennessee
                 Illinois                                         Georgia

         States crtified as a long distance provider:
                 North Carolina                                   South Carolina
                 Georgia                                          Florida
                 Alabama                                          Mississippi
                 Louisiana                                        Texas
                 Tennessee                                        Illinois
                 Kentucky  (subsidiary Gulf Long Distance, Inc.)

NOTE:

** The unaudited pro forma results for the nine month period ended September 30, 2000 assume that the Coastal Communications acquisition in March 2000 and the senior notes offering in February 2000 each occurred as of January 1, 2000. The pro forma information is not intended to be indicative of the actual results that would have been achieved had the transactions occurred at the beginning of 2000 nor does it purport to be indicative of the future consolidated operating results of the Company.

The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "plan," "seek" or "believe." We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

 .  the uncertainties and potential delays associated with our planned expansion in competitive local service;
 .  the passage of legislation or court decisions adversely affecting the telecommunications industry;
 .  our ability to repay our outstanding indebtedness;
 .  our ability to raise additional capital on acceptable terms and on a timely basis;
 . competition in the telecommunications industry; and . the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 13 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2000 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.

Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in nearby markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co., Providence Equity Partners and members of management.

                           MADISON RIVER CAPITAL, LLC
                 Condensed Consolidated Statements of Operations
                             (Dollars in thousands)
                                   (Unaudited)

                                                          Three Months Ended                      Nine Months Ended
                                                         September 30, 2001                      September 30, 2001
                                                   ---------------------------------    ---------------------------------
                                                     LTD        ICD    Consolidated         LTD        ICD     Consolidated
                                                   ------       ---    -------------    --------       ---     ------------
Operating revenues:
   Local service                                 $  32,645      2,347     34,992           99,047      5,721    104,768
   Long distance service                             3,942        179      4,121           11,718        529     12,247
   Internet and enhanced data                        1,415      1,256      2,671            4,227      3,212      7,439
   Transport service                                     -      1,116      1,116                -      1,978      1,978
   Miscellaneous telecommunications service
     and equipment                                   3,670        185      3,855           11,268       (222)    11,046
                                                 ---------   --------  ---------         --------   --------   --------
Total operating revenues                            41,672      5,083     46,755          126,260     11,218    137,478
                                                 ---------   --------  ---------         --------   --------   --------

Operating expenses:
   Cost of services                                 11,575      6,343     17,918           34,147     17,715     51,862
   Depreciation and amortization                    11,486      2,447     13,933           35,580      6,559     42,139
   Selling, general and administrative               9,565      3,866     13,431           29,453     12,911     42,364
                                                 ---------   --------  ---------         --------   --------   --------
Total operating expenses                            32,626     12,656     45,282           99,180     37,185    136,365
                                                 ---------   --------  ---------         --------   --------   --------

Net operating income                                 9,046     (7,573)     1,473           27,080    (25,967)     1,113

Interest expense                                    (9,413)    (6,691)   (16,104)         (28,644)   (20,079)   (48,723)
Other income (expense), net                            303         19        322           (5,984)       322     (5,662)
                                                 ---------   --------  ---------         --------   --------   --------

Income (loss) before income taxes
   and minority interest                               (64)   (14,245)   (14,309)          (7,548)   (45,724)   (53,272)

Income tax expense (benefit)                        (1,037)         -     (1,037)             825          -        825
                                                 ---------   --------  ---------         --------   --------   --------

Income (loss) before minority interest                 973    (14,245)   (13,272)          (8,373)   (45,724)   (54,097)

Minority interest                                      275          -        275              800          -        800
                                                 ---------   --------  ---------         --------   --------   --------
Net income (loss)                                $     698    (14,245)   (13,547)        $ (9,173)   (45,724)   (54,897)
                                                 =========   ========  =========         ========   ========   ========
EBITDA                                              20,532     (5,126)    15,406           62,660    (19,408)    43,252

Adjustments:
   Long-term Incentive Plan                      $     140       (251)      (111)           1,086       (303)       783
                                                 ---------  ---------  ---------         --------   --------   --------

Adjusted EBITDA                                  $  20,672     (5,377)    15,295         $ 63,746    (19,711)    44,035
                                                 =========  =========  =========         ========   ========   ========



NOTE: These financial statements recognize Madison River Capital, LLC's unaudited financial results on an historical basis.